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625 Fourth Avenue South
Minneapolis, Minnesota  55415

[logo] LUTHERAN BROTHERHOOD
       VARIABLE INSURANCE
       PRODUCTS COMPANY                                        EXHIBIT 6


April 27, 2000


To Whom It May Concern:

This opinion is furnished in connection with the registration by Lutheran Brotherhood Variable Insurance Products Company of a flexible premium variable life insurance contract ("Contract") under the Securities Act of 1933. The prospectus included in Post-effective Amendment Number 26 to Registration Statement No. 33-3243 on Form S-6 describes the Contract. The form of the Contract was designed under my supervision, and I am familiar with the Registration Statement and Exhibits attached thereto.

In my opinion:

The illustration of Death Benefits, Accumulated Values and Cash Surrender Values included in the section entitled, "Illustration of Death Benefits, Accumulated Values and Cash Surrender Values" in Appendix B of the prospectus, based on the assumptions stated on the illustrations, are consistent with the provisions of the Contract. The pricing of the Contract was not completed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear more favorable to a prospective purchaser of the Contract for a male in the preferred class aged 35, than to prospective purchasers of the Contract for other premium classes, for other ages, or for females.

The illustration of Death Benefits, Accumulated Values and Cash Surrender Values included in the section entitled, "Illustration of Death Benefits, Accumulated Values and Cash Surrender Values" in Appendix E of the prospectus, based on the assumptions stated on the illustrations, are consistent with the provisions of the Contract. The pricing of the Contract was not completed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear more favorable to a prospective purchaser of the Contract for a nonsmoker male aged 35, than to prospective purchasers of the Contract for other premium classes, for other ages, or for females.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the heading "EXPERTS" in the Prospectus.

Sincerely,


/s/ Kenneth A. Dahlberg
Kenneth A. Dahlberg, FSA, MAAA
Managing Actuary

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